Exhibit 10.18

MANNING & NAPIER, INC.
2011 EQUITY COMPENSATION PLAN

STOCK OPTION AGREEMENT
STOCK OPTION AGREEMENT (this “Agreement”), dated as of January 30, 2019, by and between Manning & Napier, Inc., a Delaware corporation (the “Company”), and Marc Mayer (the “Participant”).
W I T N E S S E T H:
WHEREAS, the Company adopted the Manning & Napier, Inc. 2011 Equity Compensation Plan (the “Plan”), which authorizes, among other things, the grant of options to purchase shares of the Company’s Class A common stock, $.01 par value (“Class A Stock”), to officers and employees of the Company; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the option set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.
2.    Grant of Option. Subject to the terms and conditions of the Plan and as set forth herein, the Company hereby grants to the Participant, as of the date hereof, an option (the “Option”) to purchase from the Company all or any part of an aggregate number of 3,000,000 shares of Class A Stock. The Option shall be treated as a nonqualified stock option.
3.    Exercise Price. The Option shall become exercisable at a per share price of $2.01 (the “Exercise Price”).
4.    Vesting. Subject to such further limitations as are provided in the Plan and as set forth herein, the Option shall vest according to the schedule attached hereto as Schedule A, provided that the Participant continues to be employed by the Company through the applicable vesting date.
5.    Termination of Option.
(a)    The Option, to the extent not previously exercised and subject to the remainder of this Section 5, shall terminate and become null and void at the close of business on the date that is the fourth anniversary of the applicable vesting date (each, an “Option Expiration Date”).
(a)    Except as otherwise provided in Sections 5(c) and (d) below, upon termination of the Participant’s employment with the Company, the Option, to the extent not previously exercised, shall terminate and become null and void 90 days after such termination of the Participant’s employment, or upon the applicable Option Expiration Date, whichever occurs first.
(b)    Upon termination of the Participant’s employment by reason of the Participant’s death or “Disability” (as defined in the Employment Agreement by and between the Company and the Participant, effective as of January 30, 2019 (the “Employment Agreement”)), the Option, to the extent not previously exercised, shall terminate and become null and void 12 months after such termination of the Participant’s employment, or upon the applicable Option Expiration Date, whichever occurs first.
(c)    Upon termination of the Participant’s employment by the Company for “Cause” (as defined in the Employment Agreement) or the Participant’s resignation without “Good Reason” (as defined in the Employment Agreement), the Option: (i) to the extent not previously vested, shall terminate and become null and void; and (ii) to the extent vested but not previously exercised, shall terminate and become null and void 90 days after such termination or resignation, or upon the applicable Option Expiration Date, whichever occurs first.
6.    Exercisability.
(a)    Upon termination of the Participant’s employment, the Option shall be exercisable only to the extent that the Option is vested and is in effect on the date of such termination of the Participant’s employment.
(a)    To the extent exercisable, the Option may be exercised by a legal representative on behalf of the Participant in the event of Disability, or, in the case of the death of the Participant, by the estate of the Participant or by any person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.
7.    Manner of Exercise.
(a)    The Option may be exercised in full at one time or in part from time to time to the extent vested by giving written notice, signed by the person exercising the Option, to the Company, stating the number of shares of Class A Stock with respect to which the Option is being exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice.
(a)    Full payment by the Participant of the Exercise Price for the shares of Class A Stock purchased shall be made on or before the exercise date specified in the notice of exercise by any of the following methods, at the Participant’s election: (i) delivery of cash or check payable to the order of the Company in an amount equal to such Exercise Price; (ii) subject to the Committee’s discretion, delivery of shares of Class A Stock owned by the Participant having a Fair Market Value equal in amount to such Exercise Price (except where payment by delivery of shares of Class A Stock would adversely affect the Company’s results of operations under U.S. generally accepted accounting principles or where payment by delivery of shares of Class A Stock outstanding for less than six months would require application of securities laws relating to profit realized on such shares); (iii) withholding shares of Class A Stock with an aggregate Fair Market Value equal to the aggregate Exercise Price (unless the Company or MN Group is precluded or restricted from doing so under debt covenants); (iv) by other means acceptable to the Committee; or (v) by any combination of the foregoing.
(b)    Upon exercise of the Option in the manner prescribed by this Section 7, delivery of a certificate for the shares of Class A Stock then being purchased shall be made at the principal office of the Company to the person exercising the Option within a reasonable time after the date of exercise specified in the notice of exercise.
8.    Malus Clawback. If the Board or the Committee determines, in its sole discretion, that Participant engaged in fraud or misconduct as a result of which the Company is required to, or decided to, restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following: (a) immediate expiration of the Option, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and (b) payment or transfer to the Company of the Gain from the Option, where the “Gain” consists of the greatest of (i) the value of the Option on the grant date if within the Recovery Measurement Period, (ii) the value of the Option during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the shares of Class A Stock during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the shares of Class A Stock when so transferred. The amount paid or transferred to the Company shall be adjusted to reflect any adjustment to the number of shares of Class A Stock covered by the Option that actually vest after application of the performance vesting schedule in Exhibit A. This remedy is in addition to any other remedies that the Company may have available in law or equity. Payment is due in cash or cash equivalents within 10 days after the Committee provides written notice to you that it is enforcing this provision. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares of Class A Stock in lieu of cash payments.
9.    Non-Transferability. The Option, and any interest therein, shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant or the Participant’s legal representative. The Option shall terminate and become null and void immediately upon the bankruptcy of the Participant, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Option.
10.    Stock Retention. The Participant agrees to retain and hold 40 percent of the net number of shares of Class A Stock received from the exercise of the Option until termination of the Participant’s employment.
11.    No Special Rights. Neither the granting of the Option nor its exercise shall be construed to confer upon the Participant any right with respect to the continuation of his employment with the Company (or any Affiliate of the Company) or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence as of the date hereof.
12.    Taxes. The Participant represents and warrants that he understands the federal, state and local income tax consequences of the granting of the Option to the Participant and the exercise thereof. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company. To the extent that the Company is required to withhold any such taxes, the Participant may satisfy such tax withholding by one or more of the following means: (a) remitting to the Company in cash an amount sufficient to satisfy any federal, state, local or other withholding tax obligations; (b) to the extent permitted by applicable law, having the Company withhold a number of shares of Class A Stock having an aggregate Fair Market Value on the date such withholding tax obligation arises equal to an amount sufficient to satisfy any federal, state, local or other withholding tax obligations; or (c) having the Company deduct from any payments of any kind otherwise due to the Participant the aggregate amount of any federal, state, local or other withholding tax obligations, provided that if such payments are inadequate to satisfy such withholding tax obligations, or if no such payments are due or to become due to the Participant, then, the Participant agrees to provide the Company with cash funds or make other arrangements satisfactory to the Company regarding such payment. In the event that the Participant fails to make arrangements with the Company to satisfy in full its federal, state, local or other withholding tax obligations, the Company shall have the right to collect such tax withholding using the methods provided by clauses (b) and (c).
13.    Restrictive Covenants. In consideration of the granting of the Award, the Participant agrees to be bound by the restrictive covenants set forth in the Employment Agreement. The Participant acknowledges and agrees that the provisions of this Section 13 shall survive and be enforceable by the Company after the Participant ceases to be an employee of the Company, MN Group or any of their Affiliates.
14.    No Rights of Shareholder. The Participant shall not be deemed for any purpose to be a shareholder of the Company with respect to the Option except to the extent that shares of Class A Stock shall have been issued to the Participant upon exercise of the Option.
15.    Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, Attention: Secretary, and, if to the Participant, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.
16.    Incorporation of Plan by Reference. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern. The Committee shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

17.    Amendment. The Committee may amend this Agreement, prospectively or retroactively, provided that the Agreement as amended is consistent with the terms of the Plan, and further provided that, other than as the Committee may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no amendment or modification may adversely affect the rights of the Participant without his or her consent. An amendment or modification of this Agreement that is necessary or appropriate to comply with applicable law or that does not adversely affect the rights of the Participant may be made without the consent of the Participant.
18.    Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement of the parties hereto with respect to the matters contained herein and constitute the only agreement between the parties with respect to the matters contained herein.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.    Acknowledgement. The Participant acknowledges receipt of a copy of the Plan.
21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Agreement overall, which shall remain in full force and effect as if the Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof.
22.    Section 409A. The Option is intended to be exempt from Section 409A of the Code, and the Plan and this Agreement shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the Option is exemption from Section 409A of the Code, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of a violation of Section 409A of the Code.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
MANNING & NAPIER, INC.

By: /s/ Sarah C. Turner
Name: Sarah C. Turner
Title:    Corporate Secretary

PARTICIPANT

/s/ Marc Mayer
Marc Mayer

SCHEDULE A

VESTING SCHEDULE

Provided that the Participant continues to be employed by the Company through the applicable Vesting Date, and subject to earlier termination under Section 5 of this Agreement, the Option shall vest for the applicable number of shares of Class A Stock set forth in the table below on the date that the average closing price per share of Class A Stock equals or exceeds the applicable target price per share of Class A Stock set forth in the table below for 20 consecutive trading days (a “Vesting Date”) if such Vesting Date occurs on or before the applicable date set forth in the table below by which such average closing price must be achieved or exceeded for the Option to vest. Notwithstanding the foregoing, all rights in and to the Option and the number of shares of Class A Stock to the extent not vested as of the applicable date by which such average closing price must be achieved or exceeded shall terminate and become null and void.

Number of Options to Vest	Target Price that Must Be Achieved or Exceeded for Options to Vest	Date that Target Price Must Be Achieved or Exceeded for Options to Vest
400,000	$3.25	12/31/2021
289,000	$3.75	12/31/2021
289,000	$4.25	12/31/2022
289,000	$4.75	12/31/2022
289,000	$5.25	12/31/2023
289,000	$5.75	12/31/2023
289,000	$6.25	12/31/2024
289,000	$6.75	12/31/2024
289,000	$7.25	12/31/2025
288,000	$7.75	12/31/2025